Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and
Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Announces First Quarter 2011

Financial Results

•	Net Revenue less provision for uncollectibles increased 13.2% to $412.5 million over the prior year first quarter

•	Net Earnings increased to $21.6 million, diluted Net Earnings per share of $0.33

•	Operating cash flows increased to $27.8 million

•	Adjusted EBITDA increased 24.3% to $48.0 million

KNOXVILLE, Tenn. – May 3, 2011 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest providers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its first quarter of 2011.

“We are off to a positive start in 2011, with strong quarterly results highlighted by solid growth in revenues, net earnings, operating cash flow, and Adjusted EBITDA,” said TeamHealth President and Chief Executive Officer, Greg Roth.

“Our financial results were balanced and broad based, with strong contributions to revenue from all of our growth drivers, including non-military same contract, acquisitions and non-military net contract sales. Same contract revenue growth was driven by an increase in same store volumes, as we experienced a more normalized flu season during the quarter, as well as an increase in estimated collections per visit. This volume increase was due, in part, to the weak same contract volume comparison from the first quarter of 2010, when we experienced a slight volume decline due to very limited seasonal flu activity and weather disruptions. The volume-driven revenue increases, combined with efficient management of our cost structure, contributed to an improvement in operating margin, operating cash flow, and profitability. We also saw continued strong performance from our recent acquisitions and were pleased to have previously announced a strategic collaboration with DCH Regional Medical Center and the physicians of North River Emergency Physicians in Tuscaloosa, Alabama that started in late April. This represents the seventh acquisition that we have completed since the fourth quarter of 2009. The investments we have made in our sales efforts, in conjunction with the sales pipeline from our 2009 Anesthetix acquisition, are beginning to show results as we experienced solid growth in non-military net new contract sales with contributions from emergency services, hospitalists, and anesthesia contracts.

“Lastly, on behalf of everyone at TeamHealth, we would like to express our thoughts and concerns to those individuals in the southeast who have experienced a loss or been affected by the recent storms. We also want to thank our affiliated clinicians who have put in extraordinary efforts and service in treating the injured patients that presented to our client hospitals in this region and also our administrative employees that have gone to great lengths to support the continuity of care during this challenging time.”

2011 First Quarter Results

Net revenue less provision for uncollectibles (“revenue less provision”) increased 13.2% to $412.5 million from $364.5 million in the first quarter of 2010. On an overall basis, our non-military operations contributed a 15.4% increase in net revenue less provision while the military division reduced quarter-over-quarter revenue growth by 2.2%. Same contract revenue (excluding the military division) contributed 7.9% of the growth. Same contract revenue associated with the military division reduced growth by 0.7%. Acquisitions contributed 4.4% of the growth in revenue less provision. New contracts, net of terminations (excluding the military division), contributed 3.1% of the growth. Net contract changes within the military division reduced quarter-over-quarter net revenue growth by 1.6%. Same contract revenue less provision increased 8.0% to $358.2 million from $331.8 million in the first quarter of 2010. Fee for service volume growth provided a 5.6% increase in same contract revenue growth as the number of visits increased 7.6% from the same contract volume reported in the first quarter of 2010. Increases in estimated collections on fee-for-service visits of 4.2% provided a 3.0% increase in same contract revenue growth between quarters. Declines in contract revenue, primarily associated with our military and radiology divisions, constrained same contract revenue growth by 0.6%. Acquisitions contributed $16.2 million of growth between quarters.

Excluding the impact of contracting changes within the military division, net new contract revenue increased by $11.2 million, while changes within military staffing contracts resulted in a decline of $5.8 million between quarters. Total declines in military revenue less provision, inclusive of changes in same contract revenue, were $8.2 million between quarters.

Reported net earnings were $21.6 million, or $0.33 diluted net earnings per share, compared to net earnings of $10.9 million, or $0.17 diluted net earnings per share, in the first quarter of 2010. During the first quarter of 2011, there were no adjustments to professional liability related to prior years. Financial results for the first quarter of 2010 reflected a reduction of professional liability reserves related to prior years of $7.2 million. Also included in the first quarter 2010 results were costs associated with the Company’s bond redemption of $16.2 million. Following these adjustments, diluted net earnings per share were $0.25 for first quarter 2010.

Cash flow provided by operations was $27.8 million compared to cash used in operations of $10.7 million in the same quarter in 2010. The $38.5 million increase was principally the result of improved profitability in first quarter 2011, absence of cash costs associated with the bond redemption in 2010, and a reduction in the funding of current liabilities, including prior year incentive plan liabilities, and interest payments during 2011 compared to the same period in 2010. Included within operating cash flow in 2010 were $13.8 million of cash costs associated with the bond redemption, including $2.8 million of accrued interest payments on bonds that were redeemed.

Adjusted EBITDA increased to $48.0 million from $38.6 million in the first quarter of 2010, and Adjusted EBITDA margin was 11.6% compared to 10.6% for the same quarter in 2010. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

As of March 31, 2011, the Company had cash and cash equivalents of approximately $49.2 million and $125.0 million of available borrowings under a revolving credit facility (without giving effect to $7.1 million of undrawn letters of credit). The Company made scheduled debt repayments of $1.1 million during the first three months of 2011. As a result, the Company’s total outstanding debt was $402.7 million, and there were no amounts outstanding under its revolving credit facility as of March 31, 2011.

The Company completed a secondary offering of common stock in March of 2011. The 8,830,000 secondary shares in aggregate were sold by the Company’s principal shareholder, Ensemble Parent LLC, an investment fund affiliated with The Blackstone

Group L. P. and its chief financial officer. The Company did not receive any proceeds from the sale of shares in the offering.

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “We are excited to have started 2011 with strong operational and financial performance across all of our core business lines. Our recent acquisition reinforces our reputation as an attractive partner for strong physician groups and hospitals, and we continue to focus on utilizing our national infrastructure and strong physician leadership to help drive operational improvements across our entire network of affiliated providers. We remain fully committed to delivering the highest quality of patient care while generating long-term shareholder value, and we will continue to invest to drive improvements in terms of patient safety, risk management, operational efficiency and customer satisfaction to ensure that both physicians and hospitals want to partner with TeamHealth in the future.”

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, May 4, to discuss its 2011 fiscal first quarter results at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-941-4774, or for international callers, 1-480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4431719. The replay will be available until May 11, 2011.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging on to the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s website at www.teamhealth.com. TeamHealth uses its website as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s website and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 13 regional sites, TeamHealth’s approximately 5,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, and pediatric staffing and management services to more than 600 civilian and military hospitals, clinics, and physician groups in 45 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Non-GAAP Financial Measures Reconciliation

This release includes a table that sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenues less provision for uncollectibles. We believe that the disclosure of the calculation of Adjusted EBITDA and Adjusted EBITDA margin provide information that is useful to an investor’s understanding of our financial flexibility and performance. Adjusted EBITDA and Adjusted EBITDA margin are not measurements of financial performance or liquidity under generally accepted accounting principles. They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Since Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be comparable to other similarly titled measures of other companies.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2010	March 31, 2011
	(Unaudited) (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$30,337	$49,153
Accounts receivable, less allowance for uncollectibles of $194,833 and $220,481 in 2010 and 2011, respectively	241,238	258,490
Prepaid expenses and other current assets	21,211	20,024
Receivables under insured programs	15,492	15,812
Income tax receivable	2,179	—

Total current assets	310,457	343,479
Investments of insurance subsidiary	87,781	89,507
Property and equipment, net	35,159	34,177
Other intangibles, net	63,739	59,891
Goodwill	207,782	207,782
Deferred income taxes	35,474	31,537
Receivables under insured programs	28,639	27,848
Other	38,706	37,942

	$807,737	$832,163

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$18,556	$14,897
Accrued compensation and physician payable	131,043	130,399
Other accrued liabilities	100,318	103,002
Income tax payable	—	5,174
Current maturities of long-term debt	4,250	4,250
Deferred income taxes	38,438	40,975

Total current liabilities	292,605	298,697
Long-term debt, less current maturities	399,500	398,438
Other non-current liabilities	166,985	160,686
Shareholders’ equity (deficit):
Common stock, ($0.01 par value;100,000 shares authorized, 64,489 and 64,743 shares issued and outstanding at December 31, 2010 and March 31, 2011, respectively)	645	647
Additional paid-in capital	516,468	520,165
Accumulated deficit	(569,371)	(547,734)
Accumulated other comprehensive gain	905	1,264

Shareholders’ deficit	(51,353)	(25,658)

	$807,737	$832,163

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended March 31,
	2010	2011
	(Unaudited)
	(In thousands, except per share data)
Net revenue	$631,966	$719,134
Provision for uncollectibles	267,501	306,640

Net revenue less provision for uncollectibles	364,465	412,494
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	282,824	313,650
Professional liability costs	5,937	14,739
General and administrative expenses	30,801	38,137
Other income, net	(62)	(548)
Depreciation and amortization	6,415	6,899
Interest expense, net	5,763	3,277
Transaction costs	65	154
Loss on extinguishment of debt	14,862	—

Earnings before income taxes	17,860	36,186
Provision for income taxes	6,962	14,550

Net earnings	$10,898	$21,636

Net earnings per share
Basic	$0.17	$0.34
Diluted	$0.17	$0.33
Weighted average shares outstanding
Basic	63,920	64,475
Diluted	64,529	65,593

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three months Ended March 31,
	2010	2011
	(Unaudited)
	(In thousands)
Operating Activities
Net earnings	$10,898	$21,636
Adjustments to reconcile net earnings:
Depreciation and amortization	6,415	6,899
Amortization of deferred financing costs	537	456
Employee equity-based compensation expense	204	606
Provision for uncollectibles	267,501	306,640
Deferred income taxes	6,449	6,225
Loss on extinguishment of debt	3,837	—
Loss on disposal of equipment	3	18
Loss on assets held for sale	—	20
Equity in joint venture income	(525)	(540)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(280,117)	(323,892)
Prepaids and other assets	(1,771)	1,897
Income tax accounts	(24)	7,402
Accounts payable	(4,643)	(3,517)
Accrued compensation and physician payable	(18,306)	83
Other accrued liabilities	1,534	1,174
Professional liability reserves	(2,676)	2,698

Net cash (used in) provided by operating activities	(10,684)	27,805

Investing Activities
Purchases of property and equipment	(1,189)	(2,202)
Sale of property and equipment	—	90
Cash paid for acquisitions, net	(4,159)	(6,870)
Purchases of investments by insurance subsidiary	(9,876)	(16,215)
Proceeds from investments by insurance subsidiary	8,052	14,177

Net cash used in investing activities	(7,172)	(11,020)

Financing Activities
Payments on notes payable	(1,062)	(1,062)
Payments on 11.25% senior subordinated notes	(157,502)	—
Proceeds from revolving credit facility	56,000	—
Payments on revolving credit facility	(56,000)	—
Proceeds from sale of common shares	21,769	—
Proceeds from exercise of stock options	—	3,559
Stock issuance costs	—	(466)

Net cash (used in) provided by financing activities	(136,795)	2,031

Net (decrease) increase in cash	(154,651)	18,816
Cash and cash equivalents, beginning of period	170,331	30,337

Cash and cash equivalents, end of period	$15,680	$49,153

Interest paid	$6,551	$4,334

Taxes paid	$593	$968

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Team Health Holdings, Inc.

Adjusted EBITDA

The following table sets forth a reconciliation of net earnings to Adjusted EBITDA. Adjusted EBITDA is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude the non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our financial flexibility and performance. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

	Three Months Ended March 31,
	2010	2011
	(in thousands)
Net earnings	$10,898	$21,636
Interest expense, net	5,763	3,277
Provision for income taxes	6,962	14,550
Depreciation and amortization	6,415	6,899
Other income, net(a)	(62)	(548)
Loss on extinguishment of debt(b)	14,862	—
Transaction costs(c)	65	154
Stock based compensation expense(d)	204	606
Insurance subsidiary interest income	684	598
Professional liability loss reserve adjustments associated with prior years	(7,219)	—
Severance and other charges	12	792

Adjusted EBITDA	$38,584	$47,964

(a)	Reflects gain or loss on sale of assets, realized gains on investments, and changes in fair value of investments associated with the Company’s non-qualified retirement plan.
(b)	Reflects the loss on the redemption of a portion of the Company’s 11.25% Senior Subordinated Notes, including the write-off of deferred financing costs of $3,837.
(c)	Reflects expenses associated with acquisition transaction fees.
(d)	Reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended March 31,
	2010	2011
	(in thousands)
Same contracts:
Fee-for-service revenue	$234,844	$263,311
Contract and other revenue	96,938	94,889

Total same contracts	331,782	358,200
New contracts, net of terminations:
Fee-for-service revenue	14,519	21,405
Contract and other revenue	17,204	15,735

Total new contracts, net of terminations	31,723	37,140
Acquired contracts:
Fee-for-service revenue	943	13,111
Contract and other revenue	17	4,043

Total acquired contracts	960	17,154
Consolidated:
Fee-for-service revenue	250,306	297,827
Contract and other revenue	114,159	114,667

Total net revenue less provision for uncollectibles	$364,465	$412,494

The following table reflects the visits and procedures included within fee-for-service revenues described in the table above:

	Three Months Ended March 31,
	2010	2011
	(in thousands)
Fee-for-service visits and procedures:
Same contract	1,777	1,912
New and acquired contracts, net of terminations	139	271

Total fee-for-service visits and procedures	1,916	2,183

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